Exhibit 5.1

GUTIÉRREZ BERGMAN BOULRIS, PLLC

901 PONCE DE LEON BLVD., SUITE 303

CORAL GABLES, FL 33134

October 20, 2022

Organicell Regenerative Medicine, Inc.

7595 SW 33rd Street, Suite 246

Davie, Florida, 33314

Ladies and Gentlemen:

You have requested our opinion with respect to 100,000,000 shares of common stock, par value $0.001 per share (the “Shares”) of Organicell Regenerative Medicine, Inc., a Nevada corporation (the “Company”) which may be offered for resale by Tysadco Partners, LLC (the “Selling Stockholder”) and included in the Registration Statement filed with the Securities and Exchange Commission on September 22, 2022 (File No. 333-267563) and as subsequently amended (the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “Securities Act”). As set forth in the Registration Statement and the accompanying prospectus, pursuant to a Purchase Agreement dated September 1, 2022 (the “Purchase Agreement”) between the Company and the Selling Stockholder, which is further described in the Registration Statement and accompanying, the company may “put” up to $10,000,000 in shares of our common stock to Tysadco over a period of up to 24 months.

the Shares were acquired by the selling stockholders from the Company in various transactions exempt from the registration requirements of the Securities Act.

As counsel to the Company, we have examined the Purchase Agreement, the accompanying Registration Rights Agreement, original or certified copies of such records of the Company, and such agreements, certificates of public officials, certificates of officers or representatives of the Company and others, and such other documents as we deem relevant and necessary for the opinion expressed in this letter. In such examination, we have assumed the genuineness of all signatures on original documents, and the conformity to original documents of all copies submitted to us as conformed or photostatic copies. As to various questions of fact material to such opinions, we have relied upon statements or certificates of officials and representatives of the Company and others.

Based on, and subject to the foregoing, we are of the opinion that the Shares, when issue pursuant to the Purchase Agreement, will be duly authorized, validly issued, fully paid and non-assessable.

In rendering this opinion, we advise you that members of this Firm are members of the Bar of the State of Florida. We express no opinion herein concerning the applicability or effect of any laws of any jurisdiction other than the laws of the State of Florida, the Nevada Corporation Law (Chapter 78, Nevada Revised Statutes) and the Federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of our Firm under the heading “Legal Matters” in the Prospectus constituting part of the Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GUTIÉRREZ BERGMAN BOULRIS, PLLC